Exhibit 99.1

Contacts:

W. Phillip Marcum, Chairman	Philip Bourdillon/Gene Heller
Metretek Technologies, Inc.	Silverman Heller Associates
303-785-8080	310-208-2550
Metretek Technologies Announces
Founders’ Retirement
— Sidney Hinton Promoted to President and Chief Executive Officer —
DENVER — April 17, 2007 — The Board of Directors of Metretek Technologies, Inc. (Amex: MEK) announced that its two co-founders, W. Phillip Marcum and A. Bradley Gabbard, have retired. Both Marcum and Gabbard will continue to serve on the Board until the company’s Annual Meeting of Stockholders on June 11, 2007.
Sidney Hinton — who joined the company in 2000 and will continue to serve as president and chief executive officer of PowerSecure, Inc., the company’s largest operating subsidiary — has been appointed president and CEO of Metretek Technologies. Gary J. Zuiderveen — who joined the company in 1994 as controller and was elected a vice president in 2005, and who for most of his tenure has also served as its principal accounting officer — has been named to the additional position of chief financial officer.
Marcum will continue to serve as chairman until the Annual Meeting in June, when Basil M. Briggs, an independent director and the chairman of the compensation committee, will become the company’s non-executive chairman of the board. Hinton will be nominated to the board at the Annual meeting.
“Since founding Metretek sixteen years ago,” said Marcum, “Brad and I have had to make countless decisions that have affected the company in myriad ways. In hindsight, none was more fruitful than our May 2000 invitation to Sidney Hinton to join Metretek and assist us in diversifying and expanding the company’s business. Since joining Metretek, Sidney has exhibited a rare combination of talents: a true entrepreneurial spirit complemented by exceptional marketing and managerial skills. Notably, he recognized and was able to exploit an opportunity in the emerging field of distributed generation, such that PowerSecure’s revenues have grown tenfold — from less than $10 million in 2001, its first full year of operation, to almost $100 million in 2006. This extraordinary record of accomplishment supports today’s announcement.”
“During the past year Phil and I have explored with other board members the question of succession — often the most difficult decision faced by a company’s founders — and the feasibility of putting the management of Metretek in younger hands,” said Gabbard. “The appointments announced today reflect complete unanimity within the board, and they follow extensive discussions in which our foremost goal was to ensure the company’s future while promoting the best interests of all its shareholders. Sidney and Gary are thoroughly familiar with the company and its operations, and each is dedicated to Metretek’s continuing success. Although Phil and I stand ready to assist Sidney and Gary as needed during our remaining two months on the board, one should know that the transition is already well under way.”

“I greatly appreciate the trust that the board has put in me,” said Hinton, “and I look forward to building on the solid foundation that is the legacy of Metretek’s founders. Phil and Brad have shown exceptional foresight in anticipating and capitalizing on ever-changing trends within the energy industry, and in doing so they have never lost sight of the fact that second only to its customers, a company’s most important constituents are its shareholders. Without their vision, Metretek would not be where it is today. Nor would we have had the infrastructure on which to build PowerSecure’s business. I join all Metretek’s shareholders in expressing my heartfelt gratitude to Phil and Brad for their diligence and hard work.”
Since beginning his career in the power industry in 1982, Hinton, who has an MBA from Emory University, has acquired a deep understanding of the opportunities and challenges facing electric utilities and their customers. Responsibilities have included finance, sales, and marketing. During his fifteen-year tenure at Southern Company and Georgia Power (a subsidiary of Southern Company, one of the largest electric utilities in the U.S.), he was given the opportunity to establish a business unit to develop and market products and services to commercial and industrial customers that allowed them to use energy more efficiently in their operations — providing the foundation for PowerSecure’s business model, which emphasizes partnering with utilities to better serve their customers.
About Metretek Technologies:
Metretek Technologies, Inc. through its subsidiaries — Southern Flow Companies, Inc.; PowerSecure, Inc.; and Metretek, Incorporated (Metretek Florida) — is a diversified provider of energy measurement products, services and data management systems to industrial and commercial users and suppliers of natural gas and electricity.
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